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EXHIBIT 10.1 CONSULTING AGREEMENT WITH ROCCI HOWE

                              CONSULTING AGREEMENT


         This Consulting Agreement (the "Agreement") is entered into effective as of September 17, 2001 (the "Effective Date") by and between Bentley Communications Corp., a Florida corporation (the "Company") and Rocci Howe, an individual (the "Consultant").


                                    RECITALS


         WHEREAS, the Consultant has in excess of ten (10) years of experience in evaluating and effecting mergers and acquisitions of publicly held companies and development stage ventures.


         NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:


1. ENGAGEMENT.

         The Company hereby retains Consultant, effective the date hereof and continuing until termination, as provided herein, to assist the Company in its marketing and growth strategies (the "Services") including, but not limited to, effecting a potential merger or the acquisition of a privately held company (the "Merger"). The Services are to be provided on a "best efforts" basis, and the Services shall expressly exclude all legal advice, accounting services or other services which require licenses or certification that Consultant may not have.

         The Company expressly retains the right to approve, in its sole discretion, the Merger and each business opportunity ("Business Opportunity") introduced by Consultant and to make all final decisions with respect to effecting a transaction on the Merger or acquisition or any Business Opportunity.


2. CONSIDERATION.

         As consideration for the Services to be provided by Consultant, the Company shall pay Consultant Eight Thousand Dollars ($8,000) per month (the "Monthly Fee"), payable in advance, in cash or shares of the Company's common stock. As payment for services, the Company has proposed and the Consultant has agreed that the Company place a block of 500,000 shares of free trading stock in the Consultant's name with a nationally known securities broker-dealer. At least once a month, the Consultant will send the Company a statement for fees and costs, with written notice to the brokerage firm of the dollar amount of such statement. Unless objection is made to the bill, sufficient the Company stock, net of commission, shall then be liquidated forthwith at the prevailing market rate to satisfy such statement. The Consultant has not been engaged to perform, nor will the Consultant agree to perform any services in connection with a capital raising transaction or any services that would directly or indirectly promote or maintain a market for the Company's securities in exchange for shares. Further, the Company has agreed to promptly register, as necessary, the shares of common stock issued for the Monthly Fee at its own expense.

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         In addition to the monthly fee and as additional consideration for the
Consultant's agreement to perform the Services, the Company hereby grants, the Consultant an option to purchase One Million Three Hundred Seventy Two Thousand (1,372,000) shares of the Company's common stock at an exercise price of $.20 per share (the "Stock Option"). The Stock Option must be exercised, if at all, on or before December 31, 2004. The Stock Option granted will not be subject to dilution (i.e. no adjustment to the number of shares or the exercise price) based upon any reverse split of the Company's common stock. The Stock Option shall be exercisable in whole or in part with a promissory note of less than 45 days duration or upon common "cashless exercise" terms. Further, the Company has agreed to promptly register the shares of common stock underlying the stock options at its own expense.

         The Company shall reimburse Consultant for all mutually agreed upon travel, lodging, meals and other out-of-pocket expenses incurred by Consultant in performing the Services provided hereunder. All potentially reimbursable expenses shall be agreed upon in advance. Such expenses will be invoiced to the Company and will be paid by the Company within thirty (30) days of the Company's receipt of such invoice. If Consultant does not receive payment in full of its invoiced expenses within thirty (30) days after the invoice date, then the Consultant reserves the right to require the Company to pay interest on the unpaid invoice amount from the invoice date until paid in full at the rate of one percent (1%) per month or the maximum rate permitted by law, whichever is less. Consultant's entitlement to such interest shall be in addition to any other remedies available to Consultant.


3. TERM AND TERMINATION.

         Consultant shall serve as a consultant to the Company for a one (1) year period commencing on the Effective Date (the "Term"). Either party shall the right to terminate this Agreement upon ten days' prior written notice to the other party after the first one hundred twenty (120) days. Consultant will continue to be entitled to the reimbursement of its expenses prior to the expiration of the Agreement.


4. INDEPENDENT CONTRACTOR.

         Consultant's relationship with the Company will be that of an independent contractor and not as an employee. Consultant will not be eligible for any employee benefits, nor will the Company make deductions from consideration paid to Consultant for taxes, all of which will be Consultant's responsibility. Consultant will have no authority to enter into contracts that bind the Company or create obligations on the part of the Company without the prior written authorization of the Company.


5. COMPANY'S REPRESENTATIONS, WARRANTIES AND COVENANTS.

         As of the Effective Date, the Company hereby represents, warrants and covenants to Consultant that the Company is a duly organized corporation validly existing and has full power and authority to perform its obligations under this Agreement.

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         The execution and delivery of this Agreement by the Company has been duly authorized by all requisite corporate actions and proceedings, and this Agreement constitutes the legal, valid and binding obligation of the Company. Neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated hereby do or would after the giving of notice or the lapse of time or both, (i) conflict with, result in a breach of, constitute a default under, or violate the Articles of Incorporation or the bylaws of the Company, or (ii) conflict with, result in a breach of, constitute a default under, or violate any federal, state or local law, statute, rule, regulation, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency or court, except for conflicts, breaches, defaults or violations which individually or in the aggregate would not have a material adverse effect, or (iii) require any further consent from any person or entity which has not already been received, including, without limitation, any shareholder, Board of Director, or lender approvals.

         The Company's Board of Directors has authorized the issuance of the shares and Stock Option as set forth in Section 2 above for consideration consisting of this Agreement and the Services to be provided hereunder. The Company's Board of Directors has determined that the Monthly Fee and the Stock Option, consisting of this Agreement and the Services to be provided hereunder, is adequate. In rendering its Services, Consultant will be using and relying on the information supplied to it by the Company without independent verification thereof or independent appraisal of any of the Company's business. The Company hereby represents that all information made available to Consultant by the Company will be complete and correct in all material respects and will not contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are made.

6. THE COMPANY'S INDEMNIFICATION OBLIGATION.

         The Company agrees that it will indemnify and hold harmless Consultant from and against any and all losses, claims, damages, liabilities and expenses, (including all reasonable fees of counsel), caused by or arising out of (a) the Company's breach of any covenant or representation hereunder, or (b) Consultant acting for the Company pursuant to this Agreement, including, without limitation, (i) actions taken or admitted to be taken by the Company or any persons acting together or in concert with the Company (including any untrue statements made or admitted to be made), or (ii) actions taken or admitted to be taken by any of the indemnified persons set forth above with the consent of or in conformity with actions taken or admitted to be taken by the Company or any persons acting together or in concern with the Company; provided, however, that the Company will not be liable under this Section 6 to the extent that any loss, claim, damages, liability or expense is found to have resulted from Consultant's gross negligence or willful misconduct.

7.       MISCELLANEOUS.

         7.1. AMENDMENTS AND WAIVERS. No term of this Agreement may be amended or waived except with the written consent of the parties.

         7.2. ENTIRE AGREEMENT. This Agreement, constitutes the entire agreement of the parties and supersedes all oral negotiations and prior writings with respect to the subject matter hereof.

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         7.3.     NOTICES. Any notice required or permitted by this Agreement shall be in writing and shall be (i) delivered personally,
                  (ii) sent by certified or registered mail, postage prepaid, return receipt requested, (iii) delivered by a nationally-recognized delivery service (such as Federal Express or UPS), or (iv) faxed, addressed to the party to be notified at such party's address or facsimile number as set forth below or as subsequently modified by written notice. Notices shall be deemed communicated upon receipt if personally delivered, delivered by a nationally recognized delivery service or faxed (with a written confirmation of facsimile transmission), or five (5) days after posting if sent by certified mail.


         If to the Company:                 Bentley Communications Corp.
                                            Suite 1, 1904 11th Street
                                            Santa Monica, CA 90404
                                            Telephone: 310.445.2599
                                            Facsimile: 310.445.2529
                                            Attn: Gordon F. Lee

         If to Consultant:                  Rocci Howe
                                            4450 Arapahoe Road, Suite 100
                                            Boulder, Colorado 80303
                                            Telephone:        970.227.0700
                                            Facsimile:        970.532.5007

         7.4. CHOICE OF LAW. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Colorado, without giving effect to the principles of conflict of laws.

         7.5. ATTORNEYS' FEES. If any action at law or in equity if commenced by any party to enforce or interpret the terms of this Agreement, the party finally prevailing in such proceeding or action shall be entitled to recover from the unsuccessful party reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which it may be entitled.

         7.6. SEVERABILITY. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

         7.7. COUNTERPARTS. This Agreement may be excluded in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.


                           [Signature page to follow]

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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date

                                                    COMPANY

                                                    BENTLEY COMMUNICATIONS CORP.


                                                    /s/ Gordon F. Lee
                                                    -----------------
                                                    Name: Gordon F. Lee
                                                    Title: President



                                                    CONSULTANT


                                                    /s/ Rocci Howe
                                                    --------------
                                                    Name: Rocci Howe

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